Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated September 29, 2017, relating to the financial statements of GasLog Partners LP and subsidiaries (the “Partnership”) as of December 31, 2014, 2015 and 2016 for the three years ended December 31, 2016 appearing in the Current Report on Form 6-K of the Partnership filed on September 29, 2017, and to the reference to us under the heading “Experts” in this Registration Statement.

DELOITTE LLP

London, United Kingdom

September 29, 2017